Exhibit 11 - COMPUTATION OF PER SHARE EARNINGS
(Thousands of dollars, except per share data)

                                           Nine Months Ended Sept 30    Three Months Ended Sept 30
                                              2005          2004           2005            2004
                                           ----------   ------------    -----------    ------------
BASIC
Average shares outstanding                 91,238,444    89,706,620     91,688,231      90,166,612
Net income                                   $165,400       $71,274        $39,831         $17,463
     Per share amount                           $1.81         $0.79          $0.43           $0.19
                                                =====         =====          =====           =====
DILUTED
Average shares outstanding                 91,238,444    89,706,620     91,688,231      90,166,612
Effect of dilutive securities based on the
  treasury stock method using the average
  market price if higher than the exercise
  price                                       942,569       872,739      1,133,113         892,127
                                           ----------    ----------     ----------      ----------
                                           92,181,013    90,579,359     92,821,344      91,058,739
Net income                                   $165,400       $71,274        $39,831         $17,463
     Per share amount                           $1.79         $0.79          $0.43           $0.19
                                                =====         =====          =====           =====

The antidilutive stock options outstanding were 593,000 and 2,330,213 at September 30, 2005 and 2004, respectively.